SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                                (Amendment No.1)*


                             TARRANT APPAREL GROUP
             -----------------------------------------------------
                                (Name of Issuer)


                             COMMON, $.01 PAR VALUE
             -----------------------------------------------------
                         (Title of Class of Securities)


                                    876289 109
             -----------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 2000
             -----------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [ ]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 876289 109                    13G                         Page 2 of 5

--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Gerard Guez
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [ ]
--------------------------------------------------------------------------------
   3.  SEC USE ONLY


--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            6,098,382(A)(C)(D)
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             0
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             6,098,382(A)(B)(C)(D)
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       0
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       6,098,382(A)(B)(C)(D)
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       37.11%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------

Item 1.     (a)   Name of Issuer:

                  Tarrant Apparel Group
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:

                  3151 East Washington Boulevard
                  Los Angeles  CA 90023
                  --------------------------------------------------------------
Item 2.     (a)   Name of Person Filing:

                  Gerard Guez
                  --------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None,
                  Residence:

                  3151 East Washington Boulevard
                  Los Angeles  CA 90023
                  --------------------------------------------------------------
            (c)   Citizenship:

                  USA
                  --------------------------------------------------------------
            (d)   Title of Class of Securities:

                  Common Stock, $.01 par value
                  --------------------------------------------------------------
            (e)   CUSIP Number:

                  876289 109
                  --------------------------------------------------------------
Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (a)   [ ]   Broker or dealer registered under section 15 of the Act
                        (15 U.S.C. 78o).

            (b)   [ ]   Bank as defined in section 3(a)(6) of the Act
                        (15 U.S.C. 78c).

            (c)   [ ]   Insurance company as defined in section 3(a)(19) of the
                        Act (15 U.S.C. 78c).

            (d)   [ ]   Investment company registered under section 8 of the
                        Investment Company Act of 1940 (15 U.S.C 80a-8).

            (e)   [ ]   An investment adviser in accordance with section
                        240.13d-1(b)(1)(ii)(E)

            (f)   [ ]   An employee benefit plan or endowment fund in accordance
                        with section 240.13d-1(b)(1)(ii)(F)

            (g)   [ ]   A parent holding company or control person in accordance
                        with section 240.13d-1(b)(1)(ii)(G)

            (h)   [ ]   A savings associations as defined in Section 3(b) of the
                        Federal Deposit Insurance Act (12 U.S.C. 1813)

            (i)   [ ]   A church plan that is excluded from the definition of an
                        investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

            (j)   [ ]   Group, in accordance with section
                        240.13d-1(b)(1)(ii)(J).

            If this statement is filed pursuant to section 240.13d-1(c), check this box [ ].

Item 4.     Ownership.

            (a) Amount beneficially owned:

                6,098,382(A)(B)(C)(D)
                ---------------------------------------------------------------,
            (b) Percent of class:

                37.11%
                ---------------------------------------------------------------,
            (c) See Item 4(a) above.

                (i) Sole power to vote or to direct the vote

                    6,098,382(A)(C)(D)

               (ii) Shared power to vote or to direct the vote

                    0

              (iii) Sole power to dispose or to direct the disposition of

                    6,098,382(A)(B)(C)(D)

               (iv) Shared power to dispose or to direct the disposition of

                    0

Item 5.     Ownership of Five Percent or Less of a Class.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

            Not Applicable


Item 8.     Identification and Classification of Members of the Group.

            Not Applicable


Item 9.     Notice of Dissolution of Group.

            Not Applicable


Item 10.    Certification.

            Not Applicable


                                  Signature


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                       February 14, 2001
                                                   -----------------------------
                                                               Date


                                              By: /s/ Gerard Guez
                                                  -----------------------------
                                                  Gerard Guez


* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

(A) Certain of these shares are owned by GKT Investments, LLC, a Delaware limited liability company owned 100% by the Reporting Person.

(B) The Reporting Person has pledged an aggregate of 5,448,351 of such shares to financial institutions to secure the repayment of loans to such Reporting Person or corporations controlled by such Reporting Person.

(C) Subject to community property laws where applicable.

(D) Includes 600,001 shares which may be acquired by the Reporting Person by exercise of stock options.


                                 Page 5 of 5